Exhibit 99.1

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes our taxation and the material U.S. federal income tax consequences to holders of our common shares, preferred shares and depositary shares (together with common shares and preferred shares, the “shares”) as well as our warrants and rights (together with the shares, the “securities”) and is provided for general information only. This is not tax advice. The tax treatment of our shareholders will vary depending upon the holder’s particular situation, and this discussion does not deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances. This section also does not deal with all aspects of taxation that may be relevant to certain types of shareholders to which special provisions of the U.S. federal income tax laws apply, including:

•                  dealers in securities or currencies;

•                  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•                  banks;

•                  life insurance companies;

•                  tax-exempt organizations;

•                  certain insurance companies;

•                  persons liable for the alternative minimum tax;

•                  persons that hold shares that are a hedge, that are hedged against interest rate or currency risks or that are part of a straddle or conversion transaction;

•                  persons that purchase or sell shares as part of a wash sale for tax purposes;

•                  persons who do not hold our shares as capital assets; and

•                  U.S. shareholders whose functional currency is not the U.S. dollar.

This summary is based on the Internal Revenue Code of 1986 (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively.

If a partnership holds our shares, the U.S. federal income tax treatment of a partner generally depends on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding our shares should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in our shares.

We urge you to consult with your tax advisors regarding the federal, state, local and foreign tax consequences to you of acquiring, owning and selling our shares, in light of your particular circumstances.

New Tax Reform Legislation Enacted December 22, 2017

On December 22, 2017, the U.S. President signed into law H.R. 1. This legislation makes changes to the U.S. federal income tax laws that significantly impact the taxation of individuals, corporations (both regular C corporations as well as corporations that have elected to be taxed as real estate investment trusts, or REITs), and the taxation of taxpayers with foreign assets and operations. These changes generally are effective for taxable years beginning after December 31, 2017. A number of the changes that reduce the tax rates applicable to noncorporate taxpayers (including a new deduction under Section 199A of the Code equal to 20% of “qualified” REIT dividends received that reduces the effective rate of regular income tax on such dividends) and limit the ability of such taxpayers to claim certain deductions, will expire for taxable years beginning after December 31, 2025 unless Congress acts to extend them.

These changes will impact us and holders of our shares in various ways, some of which are adverse relative to prior law, and this summary discusses these changes where material. To date, the IRS has issued only limited guidance with respect to certain provisions of the new law. There are numerous interpretive issues and ambiguities that will require guidance and that are not clearly addressed in the Conference Report that accompanied H.R. 1. Technical corrections to the legislation likely will be needed to clarify certain of the new provisions and give proper effect to congressional intent. There can be no assurance, however, that technical clarifications or other legislative changes or guidance that may be needed to prevent unintended or unforeseen tax consequences will be enacted by Congress any time soon. Taxpayers should consult with their tax advisors regarding the effect of H.R. 1 on their particular circumstances.

Tax Consequences of Exercising the OP Unit Redemption Right

If you are a holder of OP Units, other than a holder to which special provisions of the U.S. federal income tax laws apply, as enumerated above, and you exercise your redemption right under the JBG SMITH LP partnership agreement, it is possible that we will elect to exercise our right to acquire some or all of such OP Units in exchange for cash or our common shares.  However, we are under no obligation to exercise this right.  If we do elect to acquire your OP Units in exchange for cash or our common shares, the transaction will be treated as a fully taxable sale.  Your amount realized, taxable gain and the tax consequences of that gain are described under “— Disposition of OP Units” below. If we do not elect to acquire some or all of your OP Units in exchange for our common shares, JBG SMITH LP is required to redeem those OP Units for cash.  Your amount realized, taxable gain and the tax consequences of that gain are described under “— Redemption of OP Units” below. See “—Other Tax Consequences—State and Local Taxes” for a discussion of state tax consequences that would apply to you on exercise of your redemption right.

Redemption of OP Units

If JBG SMITH LP redeems OP Units for cash contributed by us in order to effect the redemption, the redemption likely will be treated as a sale of the OP Units to us in a fully taxable transaction, with your taxable gain and the tax consequences of that gain determined as described under “— Disposition of OP Units” below.

If OP Units are redeemed for cash that is not contributed by us to effect the redemption, your tax treatment will depend upon whether or not the redemption results in a disposition of all of your OP Units.  If all of your OP Units are redeemed, your taxable gain and the tax consequences of that gain will be determined as described under “— Disposition of OP Units” below.  However, if less than all of your OP Units are redeemed, you will not be allowed to recognize loss on the redemption and may recognize taxable gain only if and to the extent that your amount realized, calculated as described below, on the redemption exceeds your adjusted tax basis in all of your OP Units immediately before the redemption.

Disposition of OP Units

If OP Units are sold, exchanged, or otherwise subject to disposition (including through the exercise of the OP Unit redemption right in a manner that is treated as a sale, as discussed above in “—Redemption of OP Units”), gain or loss from the disposition will be based on the difference between the amount realized on the disposition and the adjusted tax basis of the OP Units.  The amount realized on the disposition of OP Units generally will equal the sum of: any cash received, the fair market value of any other property (including the fair market value of any of our common shares received pursuant to the redemption) received, and the amount of liabilities of JBGS SMITH LP allocated to the OP Units.

You will recognize gain on the disposition of OP Units to the extent that the amount realized exceeds your adjusted tax basis for the OP Units.  Because the amount realized includes any amount attributable to the relief from liabilities of JBG SMITH LP attributable to the OP Units, you could have taxable income, or perhaps even a tax liability, in excess of the amount of cash and property received upon the disposition of the OP Units.

Generally, gain recognized on the disposition of OP Units will be capital gain.  However, any portion of your amount realized that is attributable to “unrealized receivables” of JBG SMITH LP (as defined in Section 751 of the Code) will give rise to ordinary income.  The amount of ordinary income recognized would be equal to the amount by which your share of “unrealized receivables” of JBG SMITH LP exceeds the portion of your adjusted tax basis that is attributable to those assets.  Unrealized receivable include, to the extent not previously included in JBG SMITH LP’s income, your allocable share of any rights held by JBG SMITH LP to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if JBG SMITH LP were to sell its assets at their fair market value at the time of the sale of OP Units. In addition, a portion of the capital gain recognized on a sale or other disposition of OP Units may be subject to tax at a maximum rate of 25% to the extent attributable to accumulated depreciation on our “section 1250 property,” or depreciable real property.

Taxation of JBG SMITH as a REIT

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year that ended December 31, 2017. We believe that we are organized and operate in such a manner as to qualify for taxation as a REIT under the applicable provisions of the Code. We conduct our business as an umbrella partnership REIT, pursuant to which substantially all of our assets are held by our operating partnership, JBG SMITH LP. We are the sole general partner of JBG SMITH LP and we own approximately 85.6% of its outstanding OP Units. JBG SMITH LP owns, directly or indirectly, majority interests in several subsidiary REITs and minority interests in certain other subsidiary REITs through its interests in certain joint ventures. Our subsidiary REITs are subject to the same REIT qualification requirements and other limitations described herein that apply to us (and in certain cases, are subject to more stringent REIT qualification requirements).

In connection with an offering on Form S-3 filed with the Securities and Exchange Commission as of the date hereof, we have received an opinion of Hogan Lovells US LLP to the effect that we were organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code for our taxable year that ended December 31, 2017, and that our current organization and current and intended method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code for taxable year 2018 and future taxable years.

It must be emphasized that the opinion of Hogan Lovells US LLP, described in the preceding paragraph, regarding our status as a REIT, relies, without independent investigation or verification, on various assumptions relating to our organization and operation and on  prior opinions provided by Sullivan & Cromwell LLP and Hogan Lovells US LLP, as described below under “Failure to Qualify as a REIT,” as to the qualification and taxation of Vornado, each REIT that was contributed by VRLP to JBG SMITH LP and each REIT that was contributed to JBG SMITH LP by JBG, as a REIT, and is conditioned upon fact-based representations and covenants made by our management regarding our organization, assets and income, and the present and future conduct of our business operations. While we intend to continue to operate so that we continue to qualify to be taxed as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Hogan Lovells US LLP or by us that we will qualify to be taxed as a REIT for any particular year. The opinion is expressed as of the date issued. Hogan Lovells US LLP will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinion. Hogan Lovells US LLP’s opinion does not foreclose the possibility that we may have to utilize one or more of the REIT savings provisions discussed below, which could require us to pay an excise or penalty tax (which could be significant in amount) in order to maintain our REIT qualification.

Our qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual operating results, distribution levels and diversity of share ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be monitored by Hogan Lovells US LLP. Our ability to qualify to be taxed as a REIT also requires that we satisfy certain tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

As noted above, we will elect, and believe we have been organized and have operated in such a manner as to qualify, to be taxed as a REIT for U.S. federal income tax purposes, from and after our taxable year that ended December 31, 2017. The material qualification requirements are summarized below under “—Requirements for Qualification.” While we believe that we operate so that we qualify to be taxed as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. Please refer to “—Failure to Qualify as a REIT.” The discussion in this section “—Taxation of JBG SMITH as a REIT” assumes that we will qualify as a REIT.

As a REIT, we generally do not have to pay federal corporate income taxes on our net income that we currently distribute to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a regular corporation. Our dividends generally are not be eligible for (i) the reduced rates of tax applicable to dividends received by noncorporate shareholders, except in limited circumstances, and (ii) the corporate dividends received deduction. However, for taxable years beginning after December 31, 2017 and before January 1, 2026, generally, U.S. shareholders that are individuals, trusts or estates may deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations. Our capital gain dividends and qualified dividend income are subject to a maximum 23.8% rate (which rate takes into account the maximum capital gain rate of 20% and the 3.8% Medicare tax on net investment income, described below under “—Medicare Tax”). See “—Taxation of U.S. Shareholders—Taxation of Taxable U.S. Shareholders—Taxation of Dividends.”

Any net operating losses, foreign tax credits and other tax attributes generated or incurred by us generally do not pass through to our shareholders, subject to special rules for certain items such as the capital gain that we recognize. See “—Taxation of U.S. Shareholders—Taxation of Taxable U.S. Shareholders—Taxation of Dividends.”

Although we generally do not pay federal corporate income tax on our net income that we currently distribute to our shareholders, we will have to pay U.S. federal income tax as follows:

•                  First, we will have to pay tax at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

•                  Second, with respect to our taxable year that ended December 31, 2017, we were subject to the alternative minimum tax on our items of tax preference, if any. The “alternative minimum tax” applicable to corporations was repealed pursuant to H.R. 1, effective for our 2018 taxable year and thereafter.

•                  Third, if we elect to treat property that we acquire in connection with certain leasehold terminations or a foreclosure of a mortgage loan as “foreclosure property,” we may thereby avoid (i) the 100% prohibited transactions tax on gain from a resale of that property (if the sale otherwise would constitute a prohibited transaction); and (ii) the inclusion of any income from such property as non-qualifying income for purposes of the REIT gross income tests discussed below. Income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 21%).

•                  Fourth, if we have net income from “prohibited transactions,” as defined in the Code, we will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•                  Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “—Requirements for Qualification—Income Tests,” but have nonetheless maintained our qualification as a REIT because we have satisfied some other requirements, we will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of our gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect our profitability.

•                  Sixth, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our real estate investment trust ordinary income for that year, (2) 95% of our real estate investment trust capital gain net income for that year and (3) any undistributed taxable income from prior periods, we would have to pay a 4% excise tax on the excess of that required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

•                  Seventh, if we acquire any asset from a C corporation in certain transactions in which we must adopt the basis of the asset or any other property in the hands of the C corporation as the basis of the asset in our hands, and we recognize gain on the disposition of that asset during the five-year period beginning on the date on which we acquired that asset, then we will have to pay tax on the built-in gain at the highest regular corporate rate. A C corporation means generally a corporation that has to pay full corporate-level tax.

•                  Eighth, if we derive “excess inclusion income” from a residual interest in a real estate mortgage investment conduit, or “REMIC,” or certain interests in a taxable mortgage pool, or “TMP,” we could be subject to corporate level federal income tax at a 21% rate to the extent that such income is allocable to certain types of tax-exempt shareholders that are not subject to unrelated business income tax, such as government entities.

•                  Ninth, if we receive non-arm’s-length income from a “taxable REIT subsidiary” (as defined under “—Requirements for Qualification—Asset Tests”), or as a result of services provided by a taxable REIT subsidiary to our tenants or to us, we will be subject to a 100% tax on the amount of our non-arm’s-length income.

•                  Tenth, if we fail to satisfy a REIT asset test, as described below, due to reasonable cause and we nonetheless maintain our REIT qualification because of specified cure provisions, we will generally be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•                  Eleventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or a violation of the asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

•                  Twelfth, we have a number of taxable REIT subsidiaries, the net earnings of which will be subject to U.S. federal corporate income tax.

Notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets, operations and net worth. We also could be subject to tax in other situations and on transactions not presently contemplated.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association:

•                  which is managed by one or more directors or trustees;

•                  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•                  that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

•                  that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

•                  the beneficial ownership of which is held by 100 or more persons (except with respect to the first taxable year for which an election to be taxed as a REIT is made);

•                  during the last half of each taxable year, not more than 50% in value of the outstanding shares of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities (the “not closely held requirement”) (except with respect to the first taxable year for which an election to be taxed as a REIT is made); and

•                  that meets certain other tests, including tests described below regarding the nature of its income and assets.

The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. We satisfy the conditions described in the first through sixth bullet points of the preceding paragraph. Our declaration of trust provides for restrictions regarding the ownership and transfer of our shares of beneficial interest, which restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to our common shares are described in this prospectus under the heading “Description of Shares of Beneficial Interest—Common Shares—Restrictions on Ownership of Common Shares.”

Ownership of Subsidiary Entities

Ownership of Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries

If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations under Section 856 of the Code provide that we will be deemed to own our proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership will retain the same character in our hands for purposes of Section 856 of the Code, including for purposes of satisfying the gross income tests and the asset tests. As the sole general partner of our operating partnership, JBG SMITH LP, we have direct control over it and indirect control over the subsidiaries in which JBG SMITH LP or a subsidiary has a controlling interest. We currently intend to operate these entities in a manner consistent with the requirements for our qualification as a REIT. If we are or become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action that could cause us to fail a gross income or asset test, and that we would not become aware of such action in time for us to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief as described below in “—Failure to Qualify as a REIT.” In addition, actions taken by partnerships in which we own an interest can affect the determination of whether we have net income from prohibited transactions. See the fourth bullet in the list under “—Taxation of JBG SMITH as a REIT” for a brief description of prohibited transactions.

Under the Bipartisan Budget Act of 2015, Congress revised the rules applicable to U.S. federal income tax audits of partnerships (such as JBG SMITH LP and our other subsidiary partnerships) and the collection of any tax resulting from any such audits or other tax proceedings, generally for taxable years beginning after December 31, 2017. Among other procedural changes, the rules impose liability on the partnership (rather than its partners) for adjustments to reported partnership taxable income. The liability can include an imputed underpayment of tax, calculated by using the highest marginal U.S. federal income tax rate, as well as interest and penalties on such imputed underpayment of tax. Further, the rules do not allow netting of underpayments and overpayments between partners as a result of changes to the allocations of partnership taxable income. There are proposed rules that would permit partnerships to transfer these liabilities to their partners. In the event any adjustments are imposed by the IRS on the taxable income reported by JBG SMITH LP or any other subsidiary partnerships, we intend to utilize the rules to the extent possible to allow us to transfer any liability with respect to such adjustments to the partners of JBG SMITH LP and the partners of the other subsidiary partnerships who should properly bear such liability. However, there is no assurance that we will qualify under those rules, when fully developed, or that we will have the authority to use those rules under the operating agreements for certain of our subsidiary partnerships.

If we own a corporate subsidiary that is a “qualified REIT subsidiary,” or QRS, the QRS generally is disregarded for U.S. federal income tax purposes, and its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of ours, including for purposes of the gross income and asset tests that apply to us as a REIT. A QRS is any corporation other than a taxable REIT subsidiary that is wholly owned by us. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, also generally are disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

If a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours), the subsidiary’s separate existence no longer would be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated either as a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation unless it is a taxable REIT subsidiary, a QRS or another REIT. See “—Income Tests” and “—Asset Tests.”

Ownership of Subsidiary REITs

JBG SMITH LP owns, directly or indirectly, majority interests in several subsidiary REITs and minority interests in certain other subsidiary REITs through our interests in certain joint ventures. We believe that these subsidiary REITs are organized and operate in a manner to permit qualification for taxation as a REIT for U.S. federal income tax purposes. However, if any of these subsidiary REITs were to fail to qualify as a REIT, then (i) the subsidiary REIT would become subject to regular U.S. corporate income tax, as described herein, see “—Failure to Qualify as a REIT” below, and (ii) our equity interest in such subsidiary REIT would cease to be a qualifying real estate asset for purposes of the 75% asset test and could become subject to the 5% asset test, the 10% voting share asset test, and the 10% value asset test generally applicable to our ownership in corporations other than REITs, QRSs and taxable REIT subsidiaries. See “—Asset Tests” below. If a subsidiary REIT were to fail to qualify as a REIT and if we were not able to treat the subsidiary REIT as a taxable REIT subsidiary of ours pursuant to certain prophylactic elections we have made, it is possible that we would not meet the 10% voting share test and the 10% value test with respect to our indirect interest in such entity, in which event we would fail to qualify as a REIT unless we could avail ourselves of certain relief provisions.

Taxable REIT Subsidiaries

JBG SMITH LP owns a number of taxable REIT subsidiaries. A taxable REIT subsidiary is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a taxable REIT subsidiary. The election can be revoked at any time as long as the REIT and the taxable REIT subsidiary revoke such election jointly. In addition, if a taxable REIT subsidiary holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT (by vote or by value), then that other corporation is also treated as a taxable REIT subsidiary. A corporation can be a taxable REIT subsidiary with respect to more than one REIT.

A taxable REIT subsidiary is subject to U.S. federal income tax at regular corporate rates (currently a maximum rate of 21%), and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of our taxable REIT subsidiaries will also be taxable, either (1) to us to the extent the dividend is retained by us, or (2) to our shareholders to the extent the dividends received from the taxable REIT subsidiary are paid to our shareholders. We may hold more than 10% of the stock of a taxable REIT subsidiary without jeopardizing our qualification as a REIT notwithstanding the rule described below under “—Asset Tests” that generally precludes ownership of more than 10% of any issuer’s securities. However, as noted below, for us to qualify as a REIT, the securities of all the taxable REIT subsidiaries in which we have invested either directly or indirectly may not represent more than 20% of the total value of our assets (25% with respect to our taxable year that ended on December 31, 2017). We believe that, with respect to our taxable year that ended on December 31, 2017, the aggregate value of all of our interests in taxable REIT subsidiaries represented less than 25% of the total value of our assets, and we expect that, with respect to our taxable years ending after December 31, 2017, the aggregate value of all of our interests in taxable REIT subsidiaries will represent less than 20% of the total value of our assets; however, we cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility, a taxable REIT subsidiary may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT.

Income Tests

To maintain our qualification as a REIT, we annually must satisfy two gross income requirements.

•                  First, we must derive at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property, mortgages on real property or investments in REIT equity securities, including “rents from real property,” as defined in the Code, or from certain types of temporary investments. Rents from real property generally include our expenses that are paid or reimbursed by tenants.

•                  Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments as described in the preceding bullet point, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these types of sources.

Rents that we receive will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if the rents satisfy several conditions.

•                  First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely because it is based on a fixed percentage or percentages of receipts or sales.

•                  Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that rents received from a taxable REIT subsidiary under certain circumstances qualify as rents from real property even if we own more than a 10% interest in the subsidiary. We refer to a tenant in which we own a 10% or greater interest as a “related party tenant.”

•                  Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•                  Finally, for rents received to qualify as rents from real property, the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom the REIT derives no revenue or through a taxable REIT subsidiary. However, we may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered to the occupant of the property.

We expect that we will not derive material rents from related party tenants. We also expect that we will not derive material rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease.

We directly perform services for some of our tenants. We do not believe that the provision of these services will cause our gross income attributable to these tenants to fail to be treated as rents from real property. If we were to provide directly services to a tenant that are other than those that landlords usually or customarily provide when renting space for occupancy only, amounts received or accrued by us for any of these services will not be treated as rents from real property for purposes of the REIT gross income tests. However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the services, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by us during the taxable year with respect to the property. If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by us with respect to the property will not qualify as rents from real property, even if we provide the impermissible services to some, but not all, of the tenants of the property.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury regulations, any income we derive from a hedging transaction that is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 75% or 95% gross income tests, and therefore will be excluded for purposes of these tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by us. “Hedging transaction” also includes any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain), including gain from the termination of such a transaction. Gross income also excludes income from clearly identified hedging transactions that are entered into with respect to previously acquired hedging transactions that a REIT entered into to manage interest rate or currency fluctuation risks when the previously hedged indebtedness is extinguished or property is disposed of. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Interest income and gain from the sale of a debt instrument not secured by real property or an interest in real property, including “nonqualified” debt instruments issued by a “publicly offered REIT,” are not treated as qualifying income for purposes of the 75% gross income test (even though such instruments are treated as “real estate assets,” as discussed below) but are treated as qualifying income for purposes of the 95% gross income test. A “publicly offered REIT” means a REIT that is required to file annual and periodic reports with the SEC under the Securities Exchange Act of 1934.

As a general matter, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests, as follows.

“Real estate foreign exchange gain” will be excluded from gross income for purposes of both the 75% and 95% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain qualified business units of a REIT.

“Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations that would not fall within the scope of the definition of real estate foreign exchange gain.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we satisfy the requirements of other provisions of the Code that allow relief from disqualification as a REIT. These relief provisions will generally be available if:

•                  Our failure to meet the income tests was due to reasonable cause and not due to willful neglect; and

•                  We file a schedule of each item of income in excess of the limitations described above in accordance with regulations to be prescribed by the IRS.

We might not be entitled to the benefit of these relief provisions, however, and, even if these relief provisions apply, we would have to pay a tax on the excess income. The tax will be a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of our gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect our profitability.

Asset Tests

At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature of our assets.

•                  First, at least 75% of the value of our total assets must be represented by real estate assets, including (a) real estate assets held by our qualified REIT subsidiaries, our allocable share of real estate assets held by partnerships in which we own an interest and stock issued by another REIT, (b) for a period of one year from the date of our receipt of proceeds of an offering of our shares of beneficial interest or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds, (c) cash, cash items and government securities, and (d) certain debt instruments of “publicly offered REITs” (as defined above), interests in real property or interests in mortgages on real property (including a mortgage secured by both real property and personal property, provided that the fair market value of the personal property does not exceed 15% of the total fair market value of all property securing such mortgage), and personal property to the extent that rents attributable to the property are treated as rents from real property under the applicable Code section.

•                  Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class (except that not more than 25% of the REIT’s total assets may be represented by “nonqualified” debt instruments issued by publicly offered REITs). For this purpose, a “nonqualified” debt instrument issued by a publicly offered REIT is any real estate asset that would cease to be a real estate asset if the definition of a real estate asset was applied without regard to the reference to debt instruments issued by publicly offered REITs.

•                  Third, not more than 20% of our total assets may constitute securities issued by taxable REIT subsidiaries (25% with respect to our taxable year that ended on December 31, 2017) and, of the investments included in the 25% asset class, the value of any one issuer’s securities, other than equity securities issued by another REIT or securities issued by a taxable REIT subsidiary, owned by us may not exceed 5% of the value of our total assets.

•                  Fourth, we may not own more than 10% of the vote or value of the outstanding securities of any one issuer, except for issuers that are REITs, qualified REIT subsidiaries or taxable REIT subsidiaries, or certain securities that qualify under a safe harbor provision of the Code (such as so-called “straight-debt” securities).

Solely for the purposes of the 10% value test described above, the determination of our interest in the assets of any partnership or limited liability company in which we own an interest will be based on our capital interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

If the IRS successfully challenges the partnership status of any of the partnerships in which we maintain a more than 10% vote or value interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation, we could lose our REIT status. In addition, in the case of such a successful challenge, we could lose our REIT status if such recharacterization results in us otherwise failing one of the asset tests described above.

Certain relief provisions may be available to us if we fail to satisfy the asset tests described above after a 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter and (b) $10,000,000, and (ii) we dispose of the nonqualifying assets within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued. For violations due to reasonable cause and not willful neglect that are not described in the preceding sentence, we may avoid disqualification as a REIT under any of the asset tests, after the 30-day cure period, by taking steps including (i) the disposition of the nonqualifying assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Annual Distribution Requirements.

To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to (1) the sum of (a) 90% of our “real estate investment trust taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of the net after-tax income, if any, from foreclosure property minus (2) the sum of certain items of non-cash income.

In addition, if we acquire an asset from a C corporation in a carryover basis transaction and dispose of such asset during the five-year period beginning on the date on which we acquired that asset, we may be required to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

These distributions must be paid in the taxable year to which they relate or may be paid in the following taxable year if the distributions are declared before we timely file our tax return for the year to which they relate and are paid on or before the first regular dividend payment after the declaration. For U.S. federal income tax purposes, distributions that are declared in October, November or December as of a record date in such month and actually paid in January of the following year will be treated as if they were paid on December 31 of the year declared.

To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our real estate investment trust taxable income, as adjusted, we will have to pay tax on the undistributed amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for that year, (b) 95% of our capital gain net income for that year, and (c) any undistributed taxable income from prior periods, we will have to pay a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

In order for distributions to be counted as satisfying the annual distribution requirement for REITs, and to provide REITs with a REIT-level dividends paid deduction, the distributions must not be “preferential dividends.” A distribution is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class and (2) in accordance with the preferences among different classes of stock as set forth in the REIT’s organizational documents. This requirement does not apply to publicly offered REITs, including us, with respect to distributions made in tax years beginning after 2014, but will continue to apply to our subsidiary REITs.

We intend to satisfy the annual distribution requirements.

The calculation of REIT taxable income includes deductions for noncash charges, such as depreciation. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and the actual payment of deductible expenses, and the inclusion of income and deduction of expenses for purposes of determining our annual taxable income. Further, under amendments to Section 451 of the Code made by H.R. 1, subject to certain exceptions, we must accrue income for U.S. federal income tax purposes no later than the time at which such income is taken into account in our financial statements, which could create additional differences between REIT taxable income and the receipt of cash attributable to such income. In addition, we may decide to retain our cash, rather than distribute it, to repay debt, acquire assets, or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends through the distribution of other property (including our shares) in order to meet the distribution requirements, while preserving our cash. Alternatively, subject to certain conditions and limitations, we may declare a taxable dividend payable in cash or shares at the election of each shareholder, where the aggregate amount of cash to be distributed with respect to such dividend may be subject to limitation. In such case, for U.S. federal income tax purposes, shareholders receiving such dividends will be required to include the full amount (both the cash and share component) of the dividend as ordinary taxable income to the extent of our current and accumulated earnings and profits.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

New Interest Deduction Limitation Enacted by H.R. 1

With respect to our taxable years beginning after December 31, 2017, Section 163(j) of the Code, as amended by H.R. 1, limits the deductibility of net interest expense paid or accrued on debt properly allocable to a trade or business to 30% of “adjusted taxable income,” subject to certain exceptions. Any amount paid or accrued in excess of the limitation is carried forward and may be deducted in a subsequent year, again subject to the 30% limitation. Adjusted taxable income is determined without regard to certain deductions, including those for net interest expense, net operating loss carryforwards and, for taxable years beginning before January 1, 2022, depreciation, amortization and depletion. Provided the taxpayer makes a timely election (which is irrevocable), the 30% limitation will not apply to a trade or business involving real property development, redevelopment, construction, reconstruction, rental, operation, acquisition, conversion, disposition, management, leasing or brokerage, within the meaning of Section 469(c)(7)(C) of the Code. If this election is made, depreciable real property (including certain improvements) held by the relevant trade or business must be depreciated under the alternative depreciation system under the Code, which generally is less favorable than the generally applicable system of depreciation under the Code. If we do not make the election or if the election is determined not to be available with respect to all or certain of our business activities, the new interest deduction limitation could result in us having more REIT taxable income and, thus, increase the amount of distributions we must make in order to comply with the REIT requirements and avoid incurring corporate level income tax.

Failure to Qualify as a REIT

If we would otherwise fail to qualify as a REIT because of a violation of one of the requirements described above, our qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and we pay a penalty tax of $50,000 for the violation. The immediately preceding sentence does not apply to a violation of the income tests described above or a violation of the asset tests described above, each of which has a specific relief provision that is described above.

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax (for our taxable year that ended prior to January 1, 2018), on our taxable income at regular corporate tax rates. We cannot deduct distributions to holders of our shares in any year in which we are not a REIT, nor would we be required to make distributions in such a year. As a result, we anticipate that our failure to qualify as a REIT would reduce the funds available for distribution by us to our shareholders. In addition, if we fail to qualify as a REIT, all distributions to our shareholders will be taxable as regular corporate dividends to such shareholders to the extent of current and accumulated earnings and profits (as determined for U.S. federal income tax purposes). Such dividends paid to U.S. holders of our shares that are individuals, trusts and estates may be taxable at the preferential income tax rates (i.e., the 23.8% maximum U.S. federal rate for capital gain, which rate takes into account the maximum capital gain rate of 20% and the 3.8% Medicare tax on net investment income, described below under “—Medicare Tax”) for qualified dividends. Such dividends, however, would not be eligible for the

20% deduction on “qualified” REIT dividends allowed by Section 199A of the Code generally available to U.S. holders of our shares that are individuals, trusts or estates for taxable years beginning after December 31, 2017 and before January 1, 2026. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lose our qualification. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief.

In addition, if either Vornado or JBG SMITH were to fail to qualify as a REIT at any time during the two years following the distribution of JBG SMITH by Vornado, then, for our taxable year that includes the distribution, we would have to recognize corporate-level gain on assets acquired in so-called “conversion transactions.” For more information, please review the risk factor entitled “Unless Vornado and JBG SMITH are both REITs immediately after the distribution of JBG SMITH by Vornado and at all times during the two years thereafter, JBG SMITH could be required to recognize certain corporate-level gains for tax purposes” in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference herein.  In connection with the distribution of JBG SMITH by Vornado and the combination, we received an opinion of Sullivan & Cromwell LLP and an opinion of Hogan Lovells US LLP to the effect that we were organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation enabled us to meet the requirements for qualification and taxation as a REIT commencing with our taxable year ending December 31, 2017. In addition, we received an opinion of Hogan Lovells US LLP with respect to each REIT that was contributed to JBG SMITH LP by JBG in the combination, and we and JBG received an opinion of Sullivan & Cromwell LLP with respect to each REIT that was contributed by VRLP to JBG SMITH LP, in each case to the effect that each such REIT had been organized and had operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that its actual method of operation enabled such REIT to meet up to the date of the distribution, and its proposed method of operation would enable such REIT to continue to meet following the date of the distribution, the requirements for qualification and taxation as a REIT under the Code.

Excess Inclusion Income

If we were to hold a residual interest in a REMIC or certain interests in a TMP from which we derived “excess inclusion income,” we may be required to allocate such income among our shareholders in proportion to the dividends received by our shareholders, even though we may not receive such income in cash. To the extent that excess inclusion income is allocable to a particular shareholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the shareholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders.

Taxation of U.S. Shareholders

Taxation of Taxable U.S. Shareholders

As used in this section, the term “U.S. shareholder” means a holder of our shares who, for U.S. federal income tax purposes, is:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust.

Taxation of Dividends.

As long as we qualify as a REIT, distributions made by us out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends that are taxable to our taxable U.S. shareholders as ordinary income.

Noncorporate U.S. shareholders will generally not be entitled to the preferential tax rate applicable to certain types of dividends (giving rise to “qualified dividend income”) except with respect to the portion of any distribution (a) that represents income from dividends we received from a corporation in which we own shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual shareholders), (b) that is equal to the sum of our real estate investment trust taxable income (taking into account the dividends paid deduction available to us) and certain net built-in gain with respect to property acquired from a C corporation in certain transactions in which we must adopt the basis of the asset in the hands of the C corporation for our previous taxable year and less any taxes paid by us during our previous taxable year, or (c) that represents earnings and profits that were accumulated by us in a prior non-REIT taxable year, in each case, provided that certain holding period and other requirements are satisfied at both the REIT and individual shareholder level. However, for taxable years beginning after December 31, 2017 and prior to January 1, 2026, U.S. shareholders that are individuals, trusts or estates may deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations. Noncorporate U.S. shareholders should consult their tax advisors to determine the impact of tax rates on dividends received from us.

Our distributions will not be eligible for the dividends received deduction in the case of U.S. shareholders that are corporations. Our distributions that we properly designate as capital gain dividends will be taxable to U.S. shareholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. shareholder has held its shares. Thus, with certain limitations, capital gain dividends received by an individual U.S. shareholder may be eligible for preferential rates of taxation. U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. The maximum amount of dividends that may be designated by us as capital gain dividends and as “qualified dividend income” with respect to any taxable year may not exceed the dividends paid by us with respect to such year, including dividends paid by it in the succeeding taxable year that relate back to the prior taxable year for purposes of determining our dividends paid deduction. In addition, the IRS has been granted authority to prescribe regulations or other guidance requiring the proportionality of the designation for particular types of dividends (for example, capital gain dividends) among REIT shares.

To the extent that we make ordinary distributions in excess of current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. Thus, these distributions will reduce the adjusted basis which the U.S. shareholder has in its shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. shareholder’s adjusted basis in its shares will be taxable as capital gain, provided that the shares have been held as a capital asset. For purposes of determining the portion of distributions on separate classes of shares that will be treated as dividends for federal income tax purposes, current and accumulated earnings and profits will be allocated first to distributions resulting from priority rights of preferred shares before being allocated to other distributions.

Dividends authorized by us in October, November or December of any year and payable to a shareholder of record on a specified date in any of those months will be treated as both paid by us and received by the shareholder on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

We may make distributions to our shareholders that are paid in shares. These distributions would be intended to be treated as dividends for U.S. federal income tax purposes and a U.S. shareholder would, therefore, generally have taxable income with respect to such distributions of shares and may have a tax liability on account of such distribution in excess of the cash (if any) that is received.

U.S. shareholders holding shares at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount of our undistributed net capital gain that we designate in a written notice distributed to our shareholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each U.S. shareholder required to include the designated amount in determining the shareholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of the undistributed net capital gains. U.S. shareholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. shareholders will increase their basis in their shares by the difference between the amount of the includible gains and the tax deemed paid by the shareholder in respect of these gains.

Distributions made by us and gain arising from a U.S. shareholder’s sale or exchange of shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any passive losses against that income or gain.

Distributions to Holders of Depositary Shares. Owners of depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the underlying preferred shares represented by such depositary shares. Accordingly, such owners will be entitled to take into account, for U.S. federal income tax purposes, income and deductions to which they would be entitled if they were direct holders of underlying preferred shares. In addition, (i) no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of certificates evidencing the underlying preferred shares in exchange for depositary receipts, (ii) the tax basis of each share of the underlying preferred shares to an exchanging owner of depositary shares will, upon such exchange, be the same as the aggregate tax basis of the depositary shares exchanged therefor, and (iii) the holding period for the underlying preferred shares in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

Sale or Exchange of Shares

When a U.S. shareholder sells or otherwise disposes of shares, the shareholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the holder’s adjusted basis in the shares for tax purposes. This gain or loss will be capital gain or loss if the U.S. shareholder has held the shares as a capital asset. The gain or loss will be long-term gain or loss if the U.S. shareholder has held the shares for more than one year. Long-term capital gain of an individual U.S. shareholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. shareholder when the shareholder sells or otherwise disposes of our shares that the shareholder has held for nine months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the shareholder from us which were required to be treated as long-term capital gains.

The IRS has the authority to prescribe, but has not yet prescribed, Treasury Regulations that would apply a capital gain tax rate of 25% (which is higher than the long-term capital gain tax rate for noncorporate U.S. shareholders) to all or a portion of capital gain realized by a noncorporate U.S. shareholder on the sale of shares of our shares that would correspond to the U.S. shareholder’s share of our “unrecaptured Section 1250 gain.” U.S. shareholders should consult with their tax advisors with respect to their capital gain tax liability.

Redemption of Preferred Shares and Depositary Shares.

Whenever we redeem any preferred shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred shares so redeemed. The treatment accorded to any redemption by us for cash (as distinguished from a sale, exchange or other disposition) of our preferred shares to a holder of such preferred shares can only be determined on the basis of the particular facts as to each holder at the time of redemption. In general, a holder of our preferred shares will recognize capital gain or loss measured by the difference between the amount received by the holder of such shares upon the redemption and such holder’s adjusted tax basis in the preferred shares redeemed (provided the preferred shares are held as a capital asset) if such redemption (i) is ‘‘not essentially equivalent to a dividend’’ with respect to the holder of the preferred shares under Section 302(b)(1) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the shareholder under Section 302(b)(2) of the Code, or (iii) results in a ‘‘complete termination’’ of the holder’s interest in all classes of our shares under Section 302(b)(3) of the Code. In applying these tests, there must be taken into account not only any series or class of the preferred shares being redeemed, but also such holder’s ownership of other classes of our shares and any options (including stock purchase rights) to acquire any of the foregoing. The holder of our preferred shares also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

If the holder of preferred shares owns (actually or constructively) none of our voting shares, or owns an insubstantial amount of our voting shares, based upon current law, it is probable that the redemption of preferred shares from such a holder would be considered to be ‘‘not essentially equivalent to a dividend.’’ However, whether a distribution is ‘‘not essentially equivalent to a dividend’’ depends on all of the facts and circumstances, and a holder of our preferred shares intending to rely on any of these tests at the time of redemption should consult its tax advisor to determine their application to its particular situation.

Satisfaction of the “substantially disproportionate” and “complete termination” exceptions is dependent upon compliance with the respective objective tests set forth in Section 302(b)(2) and Section 302(b)(3) of the Code. A distribution to a holder of preferred shares will be “substantially disproportionate” if the percentage of our outstanding voting shares actually and constructively owned by the shareholder immediately following the redemption of preferred shares (treating preferred shares redeemed as not outstanding) is less than 80% of the percentage of our outstanding voting shares actually and constructively owned by the shareholder immediately before the redemption, and immediately following the redemption the shareholder actually and constructively owns less than 50% of the total combined voting power of the Company. Because the Company’s preferred shares are nonvoting shares, a shareholder would have to reduce such holder’s holdings (if any) in our classes of voting shares to satisfy this test.

If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from our preferred shares will be treated as a distribution on our shares as described under ‘‘—Taxation of U.S. Shareholders—Taxation of Taxable U.S. Shareholders—Taxation of Dividends.,’’ and ‘‘—Taxation of Non-U.S. Shareholders.’’ If the redemption of a holder’s preferred shares is taxed as a dividend, the adjusted basis of such holder’s redeemed preferred shares will be transferred to any other shares held by the holder. If the holder owns no other shares, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

With respect to a redemption of our preferred shares that is treated as a distribution with respect to our shares, which is not otherwise taxable as a dividend, the IRS has proposed Treasury regulations that would require any basis reduction associated with such a redemption to be applied on a share-by-share basis which could result in taxable gain with respect to some shares, even though the holder’s aggregate basis for the shares would be sufficient to absorb the entire amount of the redemption distribution (in excess of any amount of such distribution treated as a dividend). Additionally, these proposed Treasury regulations would not permit the transfer of basis in the redeemed shares of the preferred shares to the remaining shares held (directly or indirectly) by the redeemed holder. Instead, the unrecovered basis in our preferred shares would be treated as a deferred loss to be recognized when certain conditions are satisfied. These proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when, and in what particular form such proposed Treasury regulations will ultimately be finalized.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to payments of dividends on and payments of the proceeds of the sale of our shares held by U.S. shareholders, unless an exception applies. The applicable withholding agent is required to withhold tax on such payments if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect. In addition, the applicable withholding agent with respect to the dividends on our shares is required to withhold tax if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code. A U.S. shareholder that does not provide the applicable withholding agent with a correct TIN may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. shareholders who fail to certify their U.S. status to us.

Some U.S. shareholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a U.S. shareholder will be allowed as a credit against the U.S. shareholder’s U.S. federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS. The applicable withholding agent will be required to furnish annually to the IRS and to U.S. shareholders of our shares information relating to the amount of dividends paid on our shares, and that information reporting may also apply to payments of proceeds from the sale of our shares. Some U.S. shareholders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

Medicare Tax

A U.S. shareholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. shareholder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. shareholder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its dividend income and its net gains from the disposition of REIT shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). The temporary 20% deduction allowed by Section 199A of the Internal Revenue Code, as added by H.R. 1, with respect to ordinary REIT dividends received by noncorporate taxpayers is allowed only for purposes of Chapter 1 of the Internal Revenue Code and, thus, apparently is not allowed as a deduction allocable to such dividends for purposes of determining the amount of net investment income subject to the 3.8% Medicare tax, which is imposed under Chapter 2A of the Internal Revenue Code.  If you are a U.S. shareholder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in our shares.

Taxation of Tax-Exempt Shareholders

The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder is not one of the types of entity described below and has not held its shares as “debt financed property” within the meaning of the Code, the dividend income from shares will not be unrelated business taxable income to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless the tax-exempt shareholder has held the shares as “debt financed property” within the meaning of the Code or has used the shares in a trade or business.

Notwithstanding the above paragraph, tax-exempt shareholders will be required to treat as unrelated business taxable income any dividends paid by us that are allocable to our “excess inclusion” income, if any.

Income from an investment in our shares will constitute unrelated business taxable income for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its shares. Prospective investors of the types described in the preceding sentence should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust which:

•                  is described in Section 401(a) of the Code;

•                  is tax-exempt under Section 501(a) of the Code; and

•                  holds more than 10% (by value) of the equity interests in the REIT.

Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts.” A REIT is a “pension-held REIT” if:

•                  it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•                  either (a) at least one qualified trust holds more than 25% by value of the interests in the REIT or (b) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (a) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (b) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. We do not expect to be classified as a pension-held REIT.

The rules described above under the heading “U.S. Shareholders” concerning the inclusion of our designated undistributed net capital gains in the income of its shareholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Taxation of Non-U.S. Shareholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts that in either case are not subject to U.S. federal income tax on a net income basis who own shares, which we call “non-U.S. shareholders,” are complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. shareholders should consult with their tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our shares, including any reporting requirements.

Ordinary Dividends

Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests, as discussed below, and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. shareholders, unless an applicable tax treaty reduces that tax. However, if income from the investment in the shares is (i) treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business or is (ii) attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis, tax at graduated rates will generally apply to the non-U.S. shareholder in the same manner as U.S. shareholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the shareholder is a foreign corporation. We expect to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. shareholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with us or the appropriate withholding agent or (b) the non-U.S. shareholder files an IRS Form W-8 ECI or a successor form with us or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business and in either case other applicable requirements were met.

Distributions to a non-U.S. shareholder that are designated by us at the time of distribution as capital gain dividends which are not attributable to, or treated as attributable to, the disposition by us of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below.

If a non-U.S. shareholder receives an allocation of “excess inclusion income” with respect to a REMIC residual interest or an interest in a TMP owned by us, the non-U.S. shareholder will be subject to U.S. federal income tax withholding at the maximum rate of 30% with respect to such allocation, without reduction pursuant to any otherwise applicable income tax treaty.

Return of Capital

Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a U.S. real property interest, will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the non-U.S. shareholder’s shares. Distributions of this kind will instead reduce the adjusted basis of the shares. To the extent that distributions of this kind exceed the adjusted basis of a non-U.S. shareholder’s shares, they will give rise to tax liability if the non-U.S. shareholder otherwise would have to pay tax on any gain from the sale or disposition of its shares, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current accumulated earnings and profits.

Also, we could potentially be required to withhold at least 15% of any distribution in excess of our current and accumulated earnings and profits, even if the non-U.S. shareholder is not liable for U.S. tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder’s tax liability with respect to the distribution is less than the amount withheld. Such withholding should generally not be required if a non-U.S. shareholder would not be taxed under the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), upon a sale or exchange of shares. See the discussion below under “—Sales of Shares.”

Capital Gain Dividends

Distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests that are paid with respect to any class of stock that is regularly traded on an established securities market located in the United States and held by a non-U.S. shareholder who does not own more than 10% of such class of stock at any time during the one-year period ending on the date of distribution will be treated as a normal distribution by us, and such distributions will be taxed as described above in “—Ordinary Dividends.”

Distributions that are not described in the preceding paragraph and are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a non-U.S. shareholder under the provisions of FIRPTA. Under this statute, these distributions are taxed to a non-U.S. shareholder as if the gain were effectively connected with a U.S. business. Thus, non-U.S. shareholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. shareholders, subject to any applicable alternative minimum tax. We are required by applicable Treasury regulations under this statute to withhold 21% of any distribution that we could designate as a capital gain dividend. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then, although the distribution may be taxable to a non-U.S. shareholder, withholding does not apply to the distribution under this statute. Rather, we must effectuate the 21% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. shareholder may credit the amount withheld against its U.S. tax liability.

Share Distributions

We may make distributions to our shareholders that are paid in shares. These distributions will be intended to be treated as dividends for U.S. federal income tax purposes and, accordingly, will be treated in a manner consistent with the discussion above in “—Ordinary Dividends” and “Capital Gain Dividends.” If we are required to withhold an amount in excess of any cash distributed along with the shares, we will retain and sell some of the shares that would otherwise be distributed in order to satisfy our withholding obligations.

Sales of Shares

Gain recognized by a non-U.S. shareholder upon a sale or exchange of our shares generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period (provided that, if any class of a REIT’s stock is regularly traded on an established securities market in the United States, a person holding less than 5% of such class during the testing period is presumed not to be a foreign person, unless the REIT has actual knowledge otherwise). We believe that we are a domestically controlled REIT, but because our common shares are publicly traded, there can be no assurance that we in fact will qualify as a domestically-controlled REIT. Assuming that we continue to be a domestically controlled REIT, taxation under FIRPTA generally will not apply to the sale of shares. However, gain to which the FIRPTA rules do not apply will be taxable to a non-U.S. shareholder if investment in the shares is treated as effectively connected with the non-U.S. shareholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain. In addition, gain to which FIRPTA does not apply will be taxable to a non-U.S. shareholder if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains. A similar rule will apply to capital gain dividends to which this statute does not apply.

If we do not qualify as a domestically controlled REIT, the tax consequences of a sale of shares by a non-U.S. shareholder will depend upon whether such shares are regularly traded on an established securities market and the amount of such shares that are held by the non-U.S. shareholder. Specifically, a non-U.S. shareholder that holds a class of shares that is traded on an established securities market will only be subject to FIRPTA in respect of a sale of such shares if the shareholder owned more than 10% of the shares of such class at any time during a specified period. A non-U.S. shareholder that holds a class of our shares that is not traded on an established securities market will only be subject to FIRPTA in respect of a sale of such shares if, on the date the shares were acquired by the shareholder, the shares had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of our outstanding shares with the lowest fair market value. If a non-U.S. shareholder holds a class of our shares that is not regularly traded on an established securities market, and subsequently acquires additional interests of the same class, then all such interests must be aggregated and valued as of the date of the subsequent acquisition for purposes of the 5% test that is described in the preceding sentence. If tax under FIRPTA applies to the gain on the sale of shares, the same treatment would apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain, subject to any applicable alternative minimum tax. For purposes of determining the amount of shares owned by a shareholder, complex constructive ownership rules apply. You should consult your tax advisors regarding such rules in order to determine your ownership in the relevant period.

Qualified Shareholders and Qualified Foreign Pension Funds

Stock of a REIT will not be treated as a U.S. real property interest subject to FIRPTA if the stock is held directly (or indirectly through one or more partnerships) by a “qualified shareholder” or “qualified foreign pension fund.” Similarly, any distribution made to a “qualified shareholder” or “qualified foreign pension fund” with respect to REIT stock will not be treated as gain from the sale or exchange of a U.S. real property interest to the extent the stock of the REIT held by such qualified shareholder or qualified foreign pension fund is not treated as a U.S. real property interest.

A “qualified shareholder” generally means a foreign person which (i) (x) is eligible for certain income tax treaty benefits and the principal class of interests of which is listed and regularly traded on at least one recognized stock exchange or (y) a foreign limited partnership that has an agreement with the United States for the exchange of information with respect to taxes, has a class of limited partnership units that is regularly traded on the NYSE or the Nasdaq Stock Market, and such units’ value is greater than 50% of the value of all the partnership’s units; (ii) is a “qualified collective investment vehicle;” and (iii) maintains certain records with respect to certain of its owners. A “qualified collective investment vehicle” is a foreign person which (i) is entitled, under a comprehensive income tax treaty, to certain reduced withholding rates with respect to ordinary dividends paid by a REIT even if such person holds more than 10% of the stock of the REIT; (ii) (x) is a publicly traded partnership that is not treated as a corporation, (y) is a withholding foreign partnership for purposes of chapters 3, 4 and 61 of the Code, and (z) if the foreign partnership were a United States corporation, it would be a United States real property holding corporation, at any time during the five-year period ending on the date of disposition of, or distribution with respect to, such partnership’s interest in a REIT; or (iii) is designated as a qualified collective investment vehicle by the Secretary of the Treasury and is either fiscally transparent within the meaning of Section 894 of the Code or is required to include dividends in its gross income, but is entitled to a deduction for distribution to a person holding interests (other than interests solely as a creditor) in such foreign person.

Notwithstanding the foregoing, if a foreign investor in a qualified shareholder directly or indirectly, whether or not by reason of such investor’s ownership interest in the qualified shareholder, holds more than 10% of the stock of the REIT, then a portion of the REIT stock held by the qualified shareholder (based on the foreign investor’s percentage ownership of the qualified shareholder) will be treated as a U.S. real property interest in the hands of the qualified shareholder and will be subject to FIRPTA.

A “qualified foreign pension fund” is any trust, corporation, or other organization or arrangement (A) which is created or organized under the law of a country other than the United States, (B) which is established (i) by such country (or one or more political subdivisions thereof) to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (including self-employed individuals) or persons designated by such employees, as a result of services rendered by such employees to their employers or (ii) by one or more employers to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (including self-employed individuals) or persons designated by such employees in consideration for services rendered by such employees to such employers, (C) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (D) which is subject to government regulation and with respect to which annual information about its beneficiaries is provided, or is otherwise available, to the relevant tax authorities in the country in which it is established or operates, and (E) with respect to which, under the laws of the country in which it is established or operates, (i) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or arrangement or taxed at a reduced rate, or (ii) taxation of any investment income of such organization or arrangement is deferred or such income is excluded from the gross income of such entity or arrangement or is taxed at a reduced rate.

Federal Estate Taxes

Shares held by a non-U.S. shareholder at the time of death will be included in the shareholder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, information reporting will apply to payments of interest and dividends on our shares, and backup withholding described above for a U.S. shareholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. shareholders unless the non-U.S. shareholder satisfies the requirements necessary to be an exempt non-U.S. shareholder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. shareholder of our shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

Taxation of Holders of Our Warrants and Rights

Warrants. Holders of our warrants will not generally recognize gain or loss upon the exercise of a warrant. A holder’s basis in the common shares, preferred shares, or depositary shares representing preferred shares, as the case may be, received upon the exercise of the warrant will be equal to the sum of the holder’s adjusted tax basis in the warrant and the exercise price paid. A holder’s holding period in the common shares, preferred shares, or depositary shares representing preferred shares, as the case may be, received upon the exercise of the warrant will not include the period during which the warrant was held by the holder. Upon the expiration of a warrant, the holder will recognize a capital loss in an amount equal to the holder’s adjusted tax basis in the warrant. Upon the sale or exchange of a warrant to a person other than us, a holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and the holder’s adjusted tax basis in the warrant. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the warrant was held for more than one year. Upon the sale of the warrant to us, the IRS may argue that the holder should recognize ordinary income on the sale. Prospective holders of our warrants should consult their own tax advisors as to the consequences of a sale of a warrant to us.

Rights. In the event of a rights offering, the tax consequences of the receipt, expiration, and exercise of the rights we issue will be addressed in detail in a prospectus supplement. Prospective holders of our rights should review the applicable prospectus supplement in connection with the ownership of any rights, and consult their own tax advisors as to the consequences of investing in the rights.

Dividend Reinvestment and Share Purchase Plan

General

We offer shareholders and prospective shareholders the opportunity to participate in our Dividend Reinvestment and Share Purchase Plan, which is referred to herein as the “DRIP.”

Although we do not currently offer any discount in connection with the DRIP, nor do we plan to offer such a discount at present, we reserve the right to offer in the future a discount on shares purchased, not to exceed 5%, with reinvested dividends or cash distributions and shares purchased through the optional cash investment feature. This discussion assumes that we do not offer a discount in connection with the DRIP. If we were to offer a discount in connection with the DRIP the tax considerations described below would materially differ. In the event that we offer a discount in connection with the DRIP, shareholders are urged to consult with their tax advisors regarding the tax treatment to them of receiving a discount.

Amounts Treated as a Distribution

Generally, a DRIP participant will be treated as having received a distribution with respect to our shares for U.S. federal income tax purposes in an amount determined as described below.

•                A shareholder who participates in the dividend reinvestment feature of the DRIP and whose dividends are reinvested in our shares purchased from us will generally be treated for U.S. federal income tax purposes as having received the gross amount of any cash distributions which would have been paid by us to such a shareholder had they not elected to participate. The amount of the distribution deemed received will be reported on the Form 1099-DIV received by the shareholder.

•                A shareholder who participates in the dividend reinvestment feature of the DRIP and whose dividends are reinvested in our shares purchased in the open market, will generally be treated for U.S. federal income tax purposes as having received (and will receive a Form 1099-DIV reporting) the gross amount of any cash distributions which would have been paid by us to such a shareholder had they not elected to participate (plus any brokerage fees and any other expenses deducted from the amount of the distribution reinvested) on the date the dividends are reinvested.

We will pay the annual maintenance cost for each shareholder’s DRIP account. Consistent with the conclusion reached by the IRS in a private letter ruling issued to another REIT, we intend to take the position that the administrative costs do not constitute a distribution which is either taxable to a shareholder or which would reduce the shareholder’s basis in their common shares. However, because the private letter ruling was not issued to us, we have no legal right to rely on its conclusions. Thus, it is possible that the IRS might view the shareholder’s share of the administrative costs as constituting a taxable distribution to them and/or a distribution which reduces the basis in their shares. For this and other reasons, we may in the future take a different position with respect to these costs.

In the situations described above, a shareholder will be treated as receiving a distribution from us even though no cash distribution is actually received. These distributions will be taxable in the same manner as all other distributions paid by us, as described above under “—Taxation of U.S. Shareholders—Taxation of Taxable U.S. Shareholders,” “—Taxation of U.S. Shareholders —Taxation of Tax-Exempt Shareholders,” or “—Taxation of Non-U.S. Shareholders,” as applicable.

Basis and Holding Period in Shares Acquired Pursuant to the DRIP. The tax basis for our shares acquired by reinvesting cash distributions through the DRIP generally will equal the fair market value of our shares on the date of distribution (plus the amount of any brokerage fees paid by the shareholder). The holding period for our shares acquired by reinvesting cash distributions will begin on the day following the date of distribution.

The tax basis in our shares acquired through an optional cash investment generally will equal the cost paid by the participant in acquiring our shares, including any brokerage fees paid by the shareholder. The holding period for our shares purchased through the optional cash investment feature of the DRIP generally will begin on the day our shares are purchased for the participant’s account.

Withdrawal of Shares from the DRIP. When a participant withdraws stock from the DRIP and receives whole shares, the participant will not realize any taxable income. However, if the participant receives cash for a fractional share, the participant will be required to recognize gain or loss with respect to that fractional share.

Effect of Withholding Requirements. Withholding requirements generally applicable to distributions from us will apply to all amounts treated as distributions pursuant to the DRIP. See “—Backup Withholding and Information Reporting” for discussion of the withholding requirements that apply to other distributions that we pay. All withholding amounts will be withheld from distributions before the distributions are reinvested under the DRIP. Therefore, if a U.S. shareholder is subject to withholding, distributions which would otherwise be available for reinvestment under the DRIP will be reduced by the withholding amount.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

Pursuant to Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with information reporting requirements. Such payments will include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. Payments of dividends that you receive in respect of shares could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold shares through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements

(even if payments to you would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of our shares could also be subject to FATCA withholding unless such disposition occurs before January 1, 2019. An intergovernmental agreement between the United States and an applicable non-U.S. government may modify these rules. You should consult your tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Other Tax Consequences

State and Local Taxes

State or local taxation may apply to us and our shareholders in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective shareholders should consult their tax advisors regarding the effect of state and local tax laws on an investment in us.

If you are a holder of OP Units and you exercise your redemption right under the JBG SMITH LP partnership agreement, you will be required to reimburse the JBG SMITH LP for certain quarterly nonresident partner state income tax payments made on your behalf.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. For example, and as noted above, H.R. 1 was signed into law by the U.S. President on December 22, 2017. H.R. 1 significantly changed the U.S. federal income tax laws applicable to businesses and their owners, including REITs and their shareholders, and additional legislative and administrative interpretations must be enacted and issued to clarify the impact of certain provisions of H.R. 1. Accordingly, we cannot predict the long-term effect of H.R. 1, or of any future law changes on REITs or their shareholders. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our shares. Taxpayers should consult with their tax advisors regarding the effect of H.R. 1, and any future legislation, on their particular circumstances.